EXHIBIT 21.1

LIST OF SUBSIDIARIES

Hyperdynamics  Corporation  Subsidiaries

Subsidiary Name	State of Incorporation	Location
SCS Corporation	Delaware	Houston, Texas
100% owned sub of SCS Corporation: SCS Guinea SARL	Conakry, Guinea	Conakry, Guinea
50% owned sub of SCS Corporation: GHRC	Belize City, Belize	Inactive Corporation
HYD Resources Corporation	Texas	Houston, Texas and Jena, Louisiana
100% owned sub of HYD Resources: Trendsetter Production Company	Mississippi	Houston, Texas and Jena, Louisiana
100% owned sub of HYD Resources: Trendsetter Oil Well Service LLC	Louisiana	Inactive Limited Liability Company
100% owned sub of HYD Resources: HYD Drilling Company, LLC	Louisiana	Inactive Limited Liability Company